Exhibit 10.20

Avalanche Treasury Company LLC

February 24, 2026

Sean Ostrower

Dear Sean,

We are pleased to confirm an offer of employment (the “Offer Letter”) to you to join Avalanche Treasury Company LLC (the “Company”). Your employment with the Company will begin on _March 9th, 2026 (“Effective Date”). Your position with the Company shall be Chief Financial Officer (“CFO”).

As you are aware, the Company has entered into that certain business combination agreement (as amended, restated or otherwise modified from time to time, the “BCA”) with Mountain Lake Acquisition Corp., a Cayman Islands exempted corporation (“MLAC”) and certain other parties pursuant to which, among others, the Company will become a publicly traded corporation (collectively, the “Transaction”). The Transaction is expected to close on or around May 2026.

While your employment will begin on the Effective Date, your continued employment with the Company is contingent upon the Closing (as defined in the BCA) of the Transaction (the “Transaction Closing”). If the Transaction Closing does not occur for any reason on or before September 30, 2026, then your employment with the Company will terminate and this Offer Letter shall be void and without effect as of such date.

If the Transaction Closing occurs and you are currently employed by the Company at that time, then the Company will take all commercially reasonable actions to (i) cause you to be employed as the CFO of the surviving public company (“Pubco”), subject to the decision and approval of the Board of Directors (the “Board”) and compensation committee (the “Compensation Committee”) of Pubco, in their sole discretion, and (ii) recommend to the Compensation Committee that you be eligible to receive the equity awards pursuant to the terms and conditions set forth on the Attachment to this Offer Letter, which the Compensation Committee may approve or deny in its sole discretion in consultation with independent compensation consultants with experience with public companies of similar size. This Offer Letter is an outline of the terms of the Company’s offer and is not intended to create a contract of employment between you and the Company or any of its affiliates, subsidiaries, parent companies, directors, officers, or the like, if any, and the Company reserves the right at any time to change, delete, or add to any of the provisions contained herein at its sole discretion.

The terms and conditions of your employment with the Company prior to the Transaction Closing will be as follows:

1. Position, Responsibilities, & Reporting: During your employment with the Company prior to the Transaction Closing, you will serve as Chief Financial Officer of the Company (“CFO”), reporting to the Chief Executive Officer of the Company. Your duties will include such duties as reasonably assigned to you by the Chief Executive Officer of the Company, including all duties as are customarily associated with the position of CFO. While you are working, you are required to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

2. At-Will Employment; Location: Your employment will commence on the Effective Date and will continue “at will” until terminated by you or the Company, for any reason or no reason at all, with or without notice. The at-will relationship remains in full force and effect notwithstanding any statement to the contrary made by Company employees or set forth in any documents. Your principal place of employment will be the Company’s offices in New York, New York or such other locations as mutually agreed by you and the Company in writing. You may also undertake customary business travel as required, if any, in order to satisfy your duties to the Company if previously requested and approved by the CEO. Any travel to and from your current home in __Greenlawn, NY__, at the direction of the CEO to either the principal place of employment, or any other location will be handled as a business travel expense in accordance with the Company’s policies related to business travel and expenses.

3. Compensation:

a. Salary: Your position with the Company is a full-time, exempt position with a salary of $400,000 annually, subject to all withholdings and deductions required by law. You will be paid in installments in accordance with the Company’s payroll procedures. Your position is exempt, which means you are not entitled to overtime pay and your base salary is payment for all hours worked.

b. Annual Bonus: For each fiscal year of Pubco during the term of your employment with Pubco, you will be eligible for an annual bonus (each, a “Bonus”), the amount of which are at the sole and absolute discretion of the Compensation Committee of Pubco. The Bonus will be subject to performance criteria established by the Compensation Committee, which may take into account your performance, the overall financial performance of the Company, and certain other factors. Your annual Bonus target opportunity shall be set by the Compensation Committee and is anticipated to be One Hundred Thousand Dollars ($100,000), provided that the target opportunity should in no way be interpreted as a guarantee that you will receive such amount

c. Equity: In consideration for your services to the Company under this Offer you will be eligible to receive the equity awards pursuant to the terms and conditions set forth on Attachment A hereto.

4. Benefits: During your employment with the Company, you may be eligible to enroll in Company-sponsored benefits, consistent with the Company’s practices, applicable law, and subject to and in accordance with the current terms, provisions and conditions of the applicable benefit plan(s). You shall be entitled vacation time and sick time (or paid time off) in accordance with Company policy.

5. Limited Severance: If the Transaction Closing does not occur for any reason by September 30, 2026 and, as a result, your employment with the Company is then terminated, you will be entitled to receive severance in an amount equal to six (6) months of your salary, payable in a lump sum cash payment through the Company’s payroll system subject to applicable withholdings.

6. Restrictive Covenants; Arbitration: Your employment is contingent upon you submitting to a customary background check and references. You further acknowledge and agree that your employment pursuant to this Offer Letter is contingent upon your signing (and not revoking) the Company’s Non-Disclosure, Confidentiality and Restrictive Covenant Agreement (the “Non- Disclosure Agreement”), attached hereto as Attachment B. You also acknowledge and agree that any and all claims, disputes or controversies arising out of the employment relationship between you and the Company, including any claims, disputes or controversies arising out of your employment pursuant to this Offer Letter is subject to the provisions of the Company’s Mutual Arbitration Agreement, and your employment is contingent upon you signing (and not revoking) the Mutual Arbitration Agreement (the “Arbitration Agreement”), attached hereto as Attachment C. As outlined the in the Arbitration Agreement, all disputes or claims that you may have under this offer of employment or otherwise related to your employment with the Company will be subject to final, binding and confidential arbitration held in New York, NY and conducted by JAMS Mediation, Arbitration and ADR Service under its rules and procedures for employment arbitrations, and the arbitrator will have the right to compel adequate discovery and award relief as permitted by law. By accepting this offer of employment you hereby waive your right to resolve any such disputes through trial by jury, judge or administrative proceeding. Each party will bear its own costs, including legal fees, related to the arbitration and one-half of the costs of the arbitrator. Notwithstanding the foregoing, you and the Company will be permitted to seek injunctive relief in court in order to prevent irreparable harm pending the conclusion of any such arbitration, you will not be required to arbitrate any claims which by law cannot be the subject of a compulsory arbitration agreement, and nothing precludes you from filing charges with the federal EEOC or a similar state or local agency.

7. Taxes: Your compensation and benefits received from the Company or any of its affiliates will be subject to applicable tax withholding and deductions. Payments provided to you under this Offer Letter are intended to be either exempt from or comply with Section 409A of the Code (“Section 409A”) and will be interpreted accordingly, and any payments or benefits provided to you in installments, if any, will be deemed to be separate payments for purposes of Section 409A.

8. Assignment; Entire Offer: This Offer Letter is assignable solely by the Company, including to any of its affiliates. This Offer Letter, and the Non-Disclosure Agreement and Arbitration Agreement referenced herein, constitutes the entire understanding between you and the Company and supersedes any prior understandings, agreements or representations.

9. Amendment; Termination; Severability; Counterparts: This Offer Letter may only be amended by mutual written agreement between you and the Company. Any provision of this Offer Letter, or the Non-Disclosure Agreement, that is held to be invalid, illegal or unenforceable shall not affect the validity, legality and enforceability of any remaining provisions. This Offer Letter may be executed in counterparts, including by electronic signature, each which will constitute the same instrument.

10. Notices: Any notice, request, or instruction to be given hereunder will be in writing (including email transmission (in PDF format) or similar writing) and will be deemed given (i) if delivered by mail, three (3) days after being sent by United States Certified Mail, postage prepaid, with return receipt requested or (ii) if given by other means, when delivered to the parties at their respective addresses set forth below. Delivery of any notice, request, instruction or other communication by email will be effective when received if received during normal business hours on a business day:

To the Company:

Avalanche Treasury Company LLC

c/o Studio

11 West 42nd Street

2nd Floor

New York, NY 10036

Attention: Laine Litman

Email: ########################

To you: At the address shown in the Company’s personnel records.

11. Form I-9: You are required by law to provide documentation necessary to complete U.S. Government Form I-9 within three days of the date you commence work. This offer is also contingent on verification of the information you have provided on your employment application and in your job interview and confirmation that the enclosed representations are true and accurate by returning the signed Offer Letter to the undersigned or contacting the undersigned immediately if you are unable to agree to the enclosed representations.

12. Governing Law: This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

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We look forward to your joining us. If you have any questions, please contact me.

AVALANCHE TREASURY COMPANY LLC

By: /s/ G. Bart Smith
G. Bart Smith
Chief Executive Officer

ACKNOWLEDGEMENT OF REPRESENTATIONS & ACCEPTANCE OF OFFER

I have read and understand all the terms of the offer of employment set forth in this Offer Letter, and I accept the terms. By signing below, I accept this offer, and I acknowledge, represent, and warrant to the Company that the representations below are true and accurate. I also understand and agree that my employment is at-will and, except for a subsequent written agreement signed by an Officer of the Company (not including myself), no statements or communications, whether oral or written, will modify my at-will employment status. I further understand that this letter is the Company’s complete offer of employment to me and this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment.

Sean Ostrower

By: /s /Sean Ostrower
Sean Ostrower

Date:	2/24/2026

Representations.

With my signature above, I acknowledge, represent, and warrant the following to be true and accurate:

●	While employed, I will devote my business time and attention to fully performing my duties for the Company and not engage in activities that would present a conflict of interest with my duties.

●	I am not now under any obligation of a contractual nature to any person, business, or other entity which is inconsistent or in conflict with this Offer Letter or which would prevent me from performing my obligations for the Company. If I am, I understand that this Offer Letter may be rescinded and I agree to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by me of any of my representations or warranties set forth in this paragraph.
●	If I learn, become aware of, or am advised that I am subject to an actual or alleged restrictive covenant or other prior agreement that may prohibit or restrict my employment by the Company, I will immediately notify the above signed Company representative named in the Offer Letter, as this may impact my employment with the Company. I agree to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by me of any actual or alleged restrictive covenant or other prior agreement.
●	Performance of the terms of this Offer Letter and my continued employment at the Company does not and will not breach any confidentiality agreement I am subject to in connection with any prior employment.
●	I represent that the Company has not sought, and I have not brought (and will not bring to the Company or use in the performance of my responsibilities for the Company) any materials or documents of a former employer or third-party which are not generally available to the public unless I have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy of such authorization. I agree to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by me of any of my representations or warranties set forth in this paragraph.
●	I represent and warrant that I will not disclose to the Company, or use or induce the Company to use, any confidential and/or proprietary information or trade secrets of any prior employer or third-party at any time, including but not limited to any confidential and/or proprietary information or trade secrets of any former employer. I agree to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by me of any of my representations or warranties set forth in this paragraph.
●	I specifically and expressly acknowledge that no officer, associate, and/or other representative of the Company has requested or instructed me to disclose or use any such third-party confidential and/or proprietary information or trade secrets.

Attachment A

Subject to the approval of the Compensation Committee of Pubco and contingent upon the Transaction Closing (all as defined in the Offer Letter) occurring, the Company will recommend to the Compensation Committee that you will be eligible to receive the following equity awards on the terms and conditions set forth therein:

Equity Awards. You shall be eligible to receive the following equity awards under the Pubco’s equity incentive plan as may be adopted by Pubco and in effect from time to time (the “Equity Plan”):

(i)	During the first fiscal year of your employment with Pubco, you will be eligible to receive an initial LTI Award (as defined below) having a fair market value (as reasonably determined by the Board or the Compensation Committee) equal to $500,000. The terms and conditions of such LTI Award shall be determined by the Compensation Committee, in its sole discretion; provided, however, the Company shall recommend to the Compensation Committee that the initial LTI Award shall be a restricted stock unit award and shall vest semi-annually over a four year period provided that you continue to be employed with the Pubco on each such semi- annual vesting date. In addition, for purposes of the first LTI Award, you shall receive credit for vesting purposes back to your original commencement date with the Company.
(ii)	With respect to the second fiscal year during your employment with Pubco, you shall be eligible to receive a second LTI Award having a fair market value (as reasonably determined by the Board or the Compensation Committee) equal to $500,000. The terms and conditions of such second LTI Award shall be determined by the Compensation Committee, in its sole discretion; provided, however, the Company shall recommend to the Compensation Committee that the second LTI Award shall be a restricted stock unit award and shall vest semi-annually over a four year period provided you continue to be employed with Pubco on each such semi-annual vesting date.
(iii)	With respect to the third fiscal year during your employment with Pubco, you shall be eligible to receive a third LTI Award having a fair market value (as reasonably determined by the Board or the Compensation Committee) equal to $500,000. The terms and conditions of the third LTI Award shall be determined by the Compensation Committee, in its sole discretion; provided, however, the Company shall recommend to the Compensation Committee that the third LTI Award shall be a restricted stock unit award and shall vest semi-annually over a four year period provided that you continue to be employed with Pubco on each such semi-annual vesting date.

Each LTI Award shall be granted under the Equity Plan and shall be subject to such terms and conditions set forth in an LTI Award agreement to be entered into by and between Pubco and you.

“LTI Award” shall mean an equity award with respect to equity securities of Pubco, as may be determined by the Compensation Committed in its sole discretion, to be granted under the Equity Plan.

Approvals: The LTI Awards discussed herein will be subject to the terms and conditions of an Equity and LTI Award agreement(s) to be adopted by the Board (and subject to any shareholder approvals as may be applicable) and will be subject to your execution of the award agreement and other documentation reasonably requested by Pubco.

Attachment B

Non-Disclosure Agreement

Attachment C

Arbitration Agreement